Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Organogenesis Holdings Inc. on Form S-3 of our report dated March 14, 2018, with respect to our audits of the financial statements of Avista Healthcare Public Acquisition Corp. as of December 31, 2017 and 2016, and for the two years in the period ended December 31, 2017, and for the period from December 4, 2015 (inception) through December 31, 2015, appearing in the Annual Report on Form 10-K of Avista Healthcare Public Acquisition Corp. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 21, 2018